Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

M-FOODS INVESTORS, LLC, as Stockholder Representative,

THL FOOD PRODUCTS HOLDING CO.,

THL FOOD PRODUCTS CO.,

M-FOODS HOLDINGS, INC.,

and

the STOCKHOLDERS

October 10, 2003

TABLE OF CONTENTS

ARTICLE I THE MERGER
1.01	The Merger
1.02	The Closing.
1.03	Effective Time.
1.04	Effects.
1.05	Certificate of Incorporation and Bylaws.
1.06	Directors.
1.07	Officers.

ARTICLE II EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
2.01	Effect on Capital Stock of Merger Sub.
2.02	Effect on Capital Stock of Company.
2.03	Cancellation of Options.
2.04	Calculation of Common Share Price
2.05	Additional Purchase Price.
2.06	Cash On Hand.
2.07	Appraisal Rights.
2.08	Exchange of Certificates.
2.09	No Further Ownership Rights in Common Stock or Preferred Stock; Transfer Books.

ARTICLE III CONDITIONS TO CLOSING
3.01	Conditions to Buyer’s Obligations
3.02	Conditions to the Company’s Obligations

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER
4.01	Authority
4.02	Execution and Delivery; Valid and Binding Agreement
4.03	Noncontravention
4.04	Ownership of Capital Stock
4.05	Brokers Fees

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY
5.01	Organization and Qualification; Subsidiaries
5.02	Subsidiaries
5.03	Certificate of Incorporation and Bylaws
5.04	Capitalization
5.05	Authority Relative to This Agreement
5.06	No Conflict; Required Filings and Consents.
5.07	Compliance with Laws
5.08	SEC Filings; Financial Statements
5.09	No Undisclosed Liabilities
5.10	Absence of Certain Changes or Events

5.11	Absence of Litigation
5.12	Employee Benefit Plans
5.13	Trademarks, Patents and Copyrights
5.14	Taxes
5.15	Contracts and Commitments
5.16	Property
5.17	Environmental Matters
5.18	Affiliated Transactions
5.19	Permits
5.20	Insurance
5.21	Brokers
5.22	Customers and Suppliers
5.23	Banks
5.24	Labor

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB
6.01	Organization and Power
6.02	Authorization; Valid and Binding Agreement
6.03	No Breach
6.04	Governmental Consents, etc.
6.05	Litigation
6.06	Brokerage
6.07	Investment Representation
6.08	Financing

ARTICLE VII PRE-CLOSING COVENANTS
7.01	Conduct of the Business
7.02	Access to Books and Records
7.03	Regulatory Filings Conditions
7.04	Conditions
7.05	Exclusive Dealing
7.06	Non-Solicitation
7.07	Tender Offer
7.08	Notice of Developments
7.09	Updated Disclosure
7.10	Section 280G

ARTICLE VIII COVENANTS OF BUYER AND MERGER SUB
8.01	Access to Books and Records
8.02	Director and Officer Liability and Indemnification
8.03	Conditions
8.04	Bank Commitment Letters
8.05	Employee Benefits
8.06	Subsequent Merger

ARTICLE IX TERMINATION
9.01	Termination
9.02	Effect of Termination

ARTICLE X STOCKHOLDER REPRESENTATIVE
10.01	Designation
10.02	Authority
10.03	Authority; Indemnification
10.04	Exculpation

ARTICLE XI ADDITIONAL COVENANTS AND AGREEMENTS
11.01	Survival
11.02	Disclosure Generally
11.03	Acknowledgment by Buyer and Merger Sub
11.04	Transfer Taxes
11.05	Further Assurances

ARTICLE XII DEFINITIONS
12.01	Definitions
12.02	Cross-Reference of Other Definitions

ARTICLE XIII MISCELLANEOUS
13.01	Press Releases and Communications
13.02	Expenses
13.03	Knowledge Defined
13.04	Notices
13.05	Assignment
13.06	Severability
13.07	References
13.08	No Strict Construction
13.09	Amendment and Waiver
13.10	Complete Agreement
13.11	Counterparts
13.12	Governing Law
13.13	Limitation

EXHIBITS

Exhibit A	Closing Certificate of the Company

Exhibit B	Form of Release

Exhibit C	Closing Certificate of Buyer and Merger Sub

Exhibit D	Commitment Letter(s)

SCHEDULES

Section Reference

Affiliated Transactions Schedule	5.08(b), 5.18

Authorization Schedule	5.06, 5.06(b)

Bank Schedule	5.23

Business Conduct Schedule	7.01(a), 7.01(b)

Contracts Schedule	5.15(a), 5.15(b), 5.15(c)

Developments Schedule	5.10

Employee Benefits Schedule	5.12

Environmental Matters Schedule	5.17

Indebtedness Schedule	2.04, 12.01

Insurance Schedule	5.20

Intellectual Property Schedule	5.13

Labor Schedule	5.24(a)

Leased Real Property Schedule	5.16(b)

Litigation Schedule	5.11

Owned Real Property Schedule	5.16(a)

Permits Schedule	5.19

Permitted Liens Schedule	12.01

Schedule 7.06	7.06

Stockholders Schedule	Preamble, 4.04, 5.04

Subsidiary Schedule	5.01, 5.02

Taxes Schedule	5.14

Terminated Contracts Schedule	3.01(j), 4.04, 5.01, 5.02

Transaction Expenses Schedule	5.21, 12.01

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of October 10, 2003, by and among THL Food Products Holding Co., a Delaware corporation (“Buyer”), THL Food Products Co., a Delaware corporation (“Merger Sub”), M-Foods Holdings, Inc., a Delaware corporation (the “Company”), M-Foods Investors, LLC, a Delaware limited liability company, as representative of the Stockholders (in such capacity, the “Stockholder Representative”), and the Persons indicated on the attached Stockholders Schedule as holding Shares (each a “Stockholder” and collectively, the “Stockholders”).  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XII.

WHEREAS, the Stockholders own all of the issued and outstanding shares of capital stock of the Company, which as of the date hereof consists of 475,947 shares of Common Stock, par value $.01 per share (the “Common Stock”);

WHEREAS, one of the Stockholders, M-Foods Dairy Holdings, LLC, will receive prior to the Closing Date and in connection with the consummation of the transactions contemplated by the Dairy Purchase Agreement shares of Preferred Stock, par value $.01 per share (the “Preferred Stock” and together with the Common Stock, the “Shares”);

WHEREAS, the respective Boards of Directors of Buyer, Merger Sub and the Company have approved this Agreement, the merger of Merger Sub with and into the Company (the “Merger”) and the related transactions contemplated hereby, upon the terms and subject to the conditions set forth herein; and

WHEREAS, subject to the terms and conditions of this Agreement, Buyer also desires the cancellation of all of the issued and outstanding options to acquire shares of Common Stock, which as of the date hereof consists of options to acquire 22,500 shares of Common Stock (in addition, options to acquire an additional 2,500 shares of Common Stock will be granted prior to the Closing Date) (collectively, the “Options”) (held as indicated by the Persons listed on the attached Stockholders Schedule (the “Optionholders”)), and the Company desires to cancel the Options in exchange for payment by Buyer to the Optionholders of the consideration described herein.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.01         The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the Delaware General Corporation Law (“DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time.

At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (as such, the “Surviving Corporation”) and a wholly owned Subsidiary of Buyer.

1.02         The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP located at 200 East Randolph Drive, Chicago, Illinois, or such other place as the issuer(s) of the Bank Commitment Letter may reasonably request, at 10:00 a.m. on November 24, 2003, or, if any of the conditions to the Closing set forth in Article III (other than those to be satisfied at the Closing) have not been satisfied or waived by the party entitled to the benefit thereof, then on or prior to the third business day following satisfaction or waiver of all of the conditions to the Closing set forth in Article III (other than those to be satisfied at the Closing) or on such other date as is mutually agreeable to Buyer and the Stockholder Representative.  The date and time of the Closing are referred to herein as the “Closing Date.”

1.03         Effective Time.  Prior to the Closing, the Company shall prepare, and on the Closing Date the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State or at such other time as Buyer and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

1.04         Effects.  The Merger shall have the effects set forth in Section 259 of the DGCL.

1.05         Certificate of Incorporation and Bylaws. The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to change the corporate name set forth therein to “M-Foods Holdings, Inc.” and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable Law.

(b)  The By-Laws of Merger Sub as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and the provisions of the Certificate of Incorporation of the Surviving Corporation and applicable Law.

1.06         Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.07         Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

2.01         Effect on Capital Stock of Merger Sub.  Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

2.02         Effect on Capital Stock of Company.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or Merger Sub:

(a)           Preferred Stock.  Each share of Preferred Stock (other than any shares of Preferred Stock owned by the Company or Merger Sub and other than Dissent Shares) outstanding as of the Effective Time by virtue of the Merger and without any act on the part of the holder thereof, shall be converted into a right to receive, upon surrender of the certificate representing such share in accordance with Section 2.08, cash equal to the sum of the unpaid Liquidation Value and the Dividend Value of such share as of the Closing Date (the “Preferred Share Price”).

(b)           Common Stock.  Each share of Common Stock (other than any shares of Common Stock owned by the Company or Merger Sub and other than Dissent Shares) outstanding as of the Effective Time by virtue of the Merger and without any act on the part of the holder thereof, shall be converted into a right to receive, upon surrender of the certificate representing such share in accordance with Section 2.08, cash equal to the Common Share Price (as defined in Section 2.04).

2.03         Cancellation of Options.  In accordance with the terms of the Company’s 2001 Stock Option Plan, all unvested Options will become fully vested at the Closing Date and the Company shall cause all the Options to be canceled, as of the Closing Date, in exchange for each Optionholder being entitled to receive the Common Share Price multiplied by the number of shares of Common Stock issuable upon exercise of the Options held by such Optionholder, minus (i) the aggregate exercise prices for the Common Stock issuable upon exercise of the Options held by such Optionholder and (ii) any and all applicable withholding tax.

2.04         Calculation of Common Share Price.

(a)           For purposes of this Agreement, “Common Share Price” shall mean the quotient determined by dividing:

(i)            an amount equal to $1,055,000,000, plus (A) the total amount of Cash on Hand, minus (B) the outstanding amount of Indebtedness as of the Closing, whether or not identified on the Indebtedness Schedule, plus (C) the aggregate exercise price of the Options, plus (D) the Debt Prepayment Tax Benefits, minus (E) the Deferred Comp Amount, minus (F) the Aggregate Preferred Value, minus (G) the Transaction Expenses, minus (H) the Minimum Tender Amount, if any, by

(ii)           the sum of (A) the number of shares of Common Stock outstanding immediately prior to the Closing Date and (B) the number of shares of Common Stock issuable upon exercise of the Options outstanding immediately prior to the Closing Date.

(b)           Simultaneously with the Closing, Buyer shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, the Closing Indebtedness by wire transfer of immediately available funds as directed by the holders of Closing Indebtedness and cause all liens, security interests, mortgages and other encumbrances securing or supporting the Closing Indebtedness to be released and terminated.

(c)           Simultaneously with the Closing, Buyer shall pay, or cause to be paid, on behalf of the Stockholders and the Company (as applicable), the Transaction Expenses by wire transfer of immediately available funds as directed by the Stockholder Representative.

(d)           Simultaneously with the Closing, Buyer shall cause to be paid on behalf of the Company, the Deferred Comp Amount by wire transfer of immediately available funds as directed by the recipients of the Deferred Comp Amount, unless otherwise agreed to with Buyer.

2.05         Additional Purchase Price.  If, within twelve (12) months after the Closing Date, there is declared effective a registration statement filed by the Company and/or any of its Subsidiaries or Affiliates with respect to the issuance of a yield oriented unit security (i.e., a Canadian income trust offering or an offering of subordinated notes and common stock bundled into an income deposit security) priced at an aggregate enterprise value in excess of $1.2 billion, and Thomas H. Lee Equity Fund V, L.P. achieves through the receipt of cash at least a 30% realized IRR on its direct or indirect investment in the Buyer, Buyer and Company shall pay to the Stockholders additional cash consideration equal to 25% of the proceeds attributable to a realized IRR above 30% if such realization occurs within twelve (12) months of the issuance and 20% of such proceeds if such realization occurs between twelve (12) months and twenty-four (24) months of the issuance.  No payments may be made under this Section 2.05 unless the Company’s outstanding senior secured credit facilities and any other indebtedness for borrowed money incurred in connection with consummation of the Merger or the other transactions contemplated thereby (including any refinancings of the foregoing, other than the issuance of the yield oriented unit security) subordinated indebtedness will be repaid in connection with such issuance or the holders of such indebtedness consent to such payment (it being understood that any such consent shall permit pro rata payments to the Stockholders, on the one hand, and Thomas H. Lee Equity Fund V, L.P. and its Affiliates (other than the Company and its Subsidiaries), on the other.

2.06         Cash On Hand.  Not less than five (5) days prior to the Closing, the Company shall deliver to Buyer a good faith estimate of projected Cash on Hand.

2.07         Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares (“Dissent Shares”) of Common Stock and Preferred Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to dissent from and properly dissents from this Agreement pursuant to, and who complies in all respects with, Section 262 of the DGCL, in each case to the extent applicable (the “Appraisal Statute”), shall not be converted into a right to receive the Common Share Price or Preferred Share Price, as applicable, but rather the holders of Dissent Shares shall be entitled to the right to receive payment of the fair cash value of such Dissent Shares in accordance with the Appraisal Statute; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of the fair cash value under the Appraisal Statute, then the right of such holder to be paid the fair cash value of such holder’s Dissent Shares shall cease and such Dissent Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Common Share Price or Preferred Share Price, as applicable, without interest, less any required withholding taxes, as provided in Section 2.02.  The Company shall give prompt notice to Buyer of any objections or demands received by the Company for appraisal of Common Stock or Preferred Stock pursuant to the Appraisal Statute, and Buyer shall have the right to direct all negotiations and proceedings with respect to such objections or demands.  Neither the Company, nor the Surviving Corporation shall, without the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such objections or demands, or agree to do any of the foregoing.

2.08         Exchange of Certificates.

(a)           At the Effective Time, each holder of shares of Preferred Stock and Common Stock shall be entitled to receive an amount in cash as calculated in Section 2.02(a), in the case of the Preferred Stock, and Section 2.02(b), in the case of the Common Stock, in each case, in exchange for the delivery to Buyer of stock certificates evidencing such shares of Preferred Stock and Common Stock duly endorsed for transfer or accompanied by appropriate transfer documents, together with appropriate transfer stamps, if any, affixed thereto.  Payment for such shares of Preferred Stock and Common Stock shall be made by Buyer, by wire transfer of immediately available funds to an account or accounts that is specified by each Stockholder at least two business days prior to the Closing by each Stockholder.

(b)           At the Effective Time, each Optionholder shall be entitled to receive an amount in cash as calculated in Section 2.03.  Payment in consideration of cancellation of the Options shall be made at the Closing by wire transfer of immediately available funds to an account that is specified at least two days prior to the Closing by each Optionholder, except in the case of Optionholders entitled to receive less than $250,000 in the aggregate, such Optionholders shall be paid by check.  Buyer shall cause the Company to make timely payment to the appropriate taxing authority or authorities of any amounts withheld from payment to the Optionholders under Section 2.03.

2.09         No Further Ownership Rights in Common Stock or Preferred Stock; Transfer Books.  The Common Share Price and Preferred Share Price, as applicable, paid in accordance with the terms of this Article II upon conversion of any shares of Common Stock or Preferred Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Common Stock or Preferred Stock, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Common Stock and Preferred Stock that were outstanding immediately prior to the Effective Time.

ARTICLE III

CONDITIONS TO CLOSING

3.01         Conditions to Buyer’s Obligations  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a)           The representations and warranties set forth in Article IV and Article V shall be true and correct at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (other than those representations and warranties that address matters as of particular dates which shall be true and correct at and as of such particular dates), except where the failure of such representations and warranties to be so true and correct (if read without regard to any materiality qualifiers contained therein, including Material Adverse Effect) would not, in the aggregate, have a Material Adverse Effect;

(b)           The Company shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c)           The applicable waiting periods, if any, under the HSR Act shall have expired or have been terminated;

(d)           No judgment, decree or order shall have been entered which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, and no lawsuit, legal proceeding or claim shall be pending that would reasonably be expected to succeed, and, if successful, would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(e)           The financing contemplated by the Bank Commitment Letter will have been consummated on the terms and conditions contemplated therein (including any changes thereto contemplated by the Fee Letter) or upon terms and conditions which are substantially equivalent thereto;

(f)            A certificate, duly completed and executed pursuant to Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulations, issued by the Company certifying that the Shares and Options are not United States real property interests;

(g)           The Company, its Subsidiaries and Affiliates shall have consummated the transactions contemplated by that certain Securities Purchase Agreement (the “Dairy Purchase Agreement”), dated October 1, 2003, by and among Michael Foods, Inc., Michael Foods of Delaware, Inc., Kohler Mix Specialties, Inc., M-Foods Dairy Holdings, LLC, Marathon Dairy, LLC and Suiza Dairy Group, Inc., without such agreement having been modified or waived in a manner adverse to the Company and its Subsidiaries;

(h)           The Company or the Stockholder Representative (on behalf of the Stockholders), as the case may be, shall have delivered to Buyer each of the following:

(i)            a certificate of the Company in the form set forth in Exhibit A, dated the Closing Date, stating that the preconditions specified in subsections (a) and (b) have been satisfied;

(ii)           the payoff letters relating to the repayment of the Closing Indebtedness pursuant to Section 2.04(b), together with UCC-3 termination statements or similar documents evidencing the termination of all liens, security interests, mortgages and other encumbrances held by the lenders under the Closing Indebtedness;

(iii)          the stock certificates representing the Shares indicated on the Stockholders Schedule, in each case duly endorsed for transfer or accompanied by duly executed stock powers or transfer documents;

(iv)          a copy of the Certificate of Incorporation certified by the Secretary of State of Delaware and a certificate of good standing from Delaware and each jurisdiction in which the Company and each Subsidiary is duly qualified to transact business, in each case, dated within ten days of the Closing Date;

(v)           certified copies of the resolutions duly adopted by the Company’s board of directors authorizing its execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which it is a party, and the consummation of all transactions contemplated hereby and thereby;

(vi)          certified copies of resolutions of the Stockholders of the Company unanimously approving the consummation of the transactions contemplated by this Agreement; and

(vii)         a certified copy of the Company’s and each Subsidiary’s by-laws, with all amendments thereto, dated within ten days prior to the Closing Date; and

(i)            The Company shall have received affirmative tenders and acceptances of payment for not less than eighty percent (80%) of the aggregate principal amount of the outstanding 11 3/4% Senior Subordinated Notes pursuant to the Tender Offer;

(j)            The Company shall have terminated those contracts and agreements listed on the Terminated Contracts Schedule;

(k)           The Company shall have received resignations effective as of the Closing Date from each director of the Company and each Subsidiary;

(l)            The Company shall have received releases from each Stockholder and recipient of the Deferred Comp Amount, upon payment of the amounts due, in the form attached hereto as Exhibit B; and

(m)          There shall be no Dissent Shares.

If the Closing occurs, all closing conditions set forth in this Section 3.01 which have not been fully satisfied as of the Closing shall be deemed to have been fully waived by Buyer.

3.02         Conditions to the Company’s Obligations  The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

(a)           The representations and warranties set forth in Article VI shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (other than those representations and warranties that address matters as of particular dates which shall be true and correct in all material respects at and as of such particular dates), except where the failure of such representations and warranties to be true and correct would not, in the aggregate, have a material and adverse effect on the Buyer’s ability to consummate the transactions contemplated by this Agreement;

(b)           Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c)           The applicable waiting periods, if any, under the HSR Act shall have expired or have been terminated;

(d)           No judgment, decree or order shall have been entered which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, and no lawsuit, legal proceeding or claim shall be pending that would reasonably be expected to succeed, and, if successful, would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(e)           Buyer shall have delivered to the Company a certificate in the form set forth as Exhibit C, dated the Closing Date, stating that the preconditions specified in subsections (a) and (b) have been satisfied;

(f)            Buyer shall have delivered to the Stockholder Representative (on behalf of the Stockholders) certified copies of the resolutions duly adopted by Buyer’s board of directors (or its equivalent governing body) authorizing its execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which it is a party, and the consummation of all transactions contemplated hereby and thereby; and

(g)           Buyer shall have delivered the consideration set forth in Sections 2.02 and 2.03.

If the Closing occurs, all closing conditions set forth in this Section 3.02 which have not been fully satisfied as of the Closing shall be deemed to have been fully waived by the Stockholders.

ARTICLE IV

REPRESENTATIONS AND
WARRANTIES OF EACH STOCKHOLDER

Each Stockholder, solely for itself or himself, individually (and not jointly and severally), represents and warrants to Buyer as follows:

4.01         Authority.  Such Stockholder has all requisite power, authority and full legal capacity to execute and deliver this Agreement and such Stockholder’s release and to perform such Stockholder’s obligations hereunder.  M-Foods Investors, LLC has voted all of his or its Shares in favor of the Merger.

4.02         Execution and Delivery; Valid and Binding Agreement.  This Agreement has been duly authorized by all required action on the part of such Stockholder and duly executed and delivered by such Stockholder, and assuming that this Agreement is the valid and binding agreement of the other parties hereto, this Agreement constitutes the valid and binding obligation of such Stockholder, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.03         Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Stockholder is subject or, if such Stockholder is a corporation or other entity, any provision of its charter or bylaws or equivalent organizational documents or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Stockholder is a party or by which such Stockholder is bound or to which any of such Stockholder’s assets is subject.  No consent, waiver, approval, order, Permit or authorization of, or declaration or filing with, or notification to any Person or Governmental Entity is required on the part of such Stockholder in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby.

4.04         Ownership of Capital Stock.  Such Stockholder is the record owner of the number of Shares set forth opposite such Person’s name on the attached Stockholders Schedule.  On the Closing Date, assuming termination of those agreements listed on the attached Terminated Contracts Schedule, such Stockholder shall transfer to Buyer good title to such Shares, free and clear of all claims, pledges, security interests, liens, charges, encumbrances, options, proxies, voting trusts or agreements and other restrictions and limitations of any kind, other than applicable federal and state securities law restrictions.

4.05         Brokers Fees.  Such Stockholder has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in a disclosure schedule referenced herein, the Company represents and warrants to Buyer and Merger Sub that:

5.01         Organization and Qualification; Subsidiaries  The Company and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except as set forth on the attached Subsidiary Schedule.

5.02         Subsidiaries  The attached Subsidiary Schedule sets forth a true and complete list of each of the Company’s Subsidiaries and each such Subsidiary’s jurisdiction of incorporation.  Except as set forth on the attached Subsidiary Schedule, each outstanding share of capital stock of each of the Company’s Subsidiaries is owned by the Company, is duly authorized, validly issued, fully paid and nonassessable (with respect to corporate Subsidiaries) and, assuming termination of those agreements listed on the attached Terminated Contracts Schedule, each such share owned by the Company or any Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such Subsidiaries’ voting rights, charges and other encumbrances.  Except for the capital stock of, or other ownership interests in, the Company’s Subsidiaries and any other entities listed on the attached Subsidiary Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other material ownership interest in any corporation, limited liability company, partnership, joint venture or other entity.

5.03         Certificate of Incorporation and Bylaws  The minute books of the Company and each Subsidiary reflect all corporate action of the stockholders and board of directors.  The Company has heretofore made available to Buyer a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries.  Such certificates of incorporation, bylaws and equivalent organizational documents are in full force and effect.  Neither the Company nor any of its Subsidiaries is in violation in any material respect of any provision of its certificate of incorporation, bylaws or equivalent organizational documents.  All stock transfer taxes levied or payable with respect to all transfers of shares of the Company and its Subsidiaries prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

5.04         Capitalization  The entire authorized capital stock of the Company consists of 506,000 shares, consisting as of the date hereof of: (a) 505,000 shares of Common Stock, of which 475,947 are issued and outstanding, 25,000 of which are reserved for issuance under the Company’s 2001 Stock Option Plan and none of which are held in treasury and (b) 1,000 shares of Preferred Stock, of which none are issued and outstanding and none of which are held in treasury.  All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable.  Except as set forth on the attached Stockholders Schedule or in this Section 5.04 or as contemplated by this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries.  Except as set forth on the attached Stockholders Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of the Company’s Subsidiaries or any other Person.

5.05         Authority Relative to This Agreement  The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement, and each certificate contemplated by this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.06         No Conflict; Required Filings and Consents.

(a)           Except as set forth on the attached Authorization Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of the transactions contemplated hereby by the Company will not, (i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries, (ii) conflict with or violate, in any respect, any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent the Company from performing its obligations under this Agreement.

(b)           Except as set forth on the attached Authorization Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a “Governmental Entity”), except (i) for (A) applicable requirements, if any, of state securities or “blue sky” laws (“Blue Sky Laws”), and (B) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent the Company from performing its obligations under this Agreement in any material respect, and would not have a Material Adverse Effect.

5.07         Compliance with Laws  The Company and its Subsidiaries are in compliance in all material respects with all laws of any Governmental Entity applicable to its business, operations or assets.  Neither the Company nor any Subsidiary has received within the last three years any written notice of, or been charged with, the material violation of any laws.  To the knowledge of the Company, neither the Company nor any Subsidiary is under investigation with respect to the violation of any laws.

5.08         SEC Filings; Financial Statements

(a)           The Company has delivered to Buyer copies of (i) the audited consolidated balance sheets of Michael Foods, Inc. (“Michael Foods”) and its Subsidiaries as at December 31, 2000, 2001 and 2002 and the related audited consolidated statements of income and of cash flows of the Company and its Subsidiaries for the years then ended and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as at September 30, 2003 and the related consolidated statements of income and cash flows of the Company and its Subsidiaries for the nine-month period then ended (such audited and unaudited statements, including, the related notes and schedules thereto are referred to herein as the “Financial Statements”).  Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied by the Company without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the dates and for the periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year end adjustments which were not and are not expected, individually or in the aggregate, to be material in amount).

(b)           Except as set forth in item 47 of the Affiliated Transaction Schedule, the Company and its Subsidiaries make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect in all material respects the transactions and dispositions of their respective assets.  The Company and its Subsidiaries maintain systems of internal accounting controls sufficient to provide commercially reasonable assurances that all assets and transactions are accounted for in accordance with GAAP.

(c)           Michael Foods has made all required filings with the U.S. Securities and Exchange Commission (the “SEC”) since December 31, 2000 (the “SEC Reports”).  As of their respective dates, all such filings complied as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder applicable to such SEC filings, and such SEC filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statement set forth in such SEC filings comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC promulgated under the Exchange Act, including Regulation S-X.  With respect to each Annual Report on Form 10-K and each Quarterly Report on Form 10-Q included in such SEC filings, the financial statements and other financial information included in such reports fairly present (within the meaning of the Sarbanes-Oxley Act of 2002) in all material respects the financial condition and results of operations of the Company as of, and for, the periods presented in the SEC Filings.  The reports of the Company’s independent auditors regarding the Company’s consolidated financial statements in the SEC filings have not been withdrawn, supplemented or modified, and none of the Company or any of its Subsidiaries has received any communication from its independent auditors concerning any such withdrawal, supplement or modification.

(d)           The Company and Michael Foods have established and maintain adequate disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act).

5.09         No Undisclosed Liabilities  Neither the Company nor any Subsidiary has any Indebtedness, obligations or liabilities of any kind that would have been required to be reflected in, reserved against or otherwise described in the Financial Statements or in the notes thereto in accordance with GAAP and were not so reflected, reserved against or described other than those immaterial to the Company or any Subsidiary and incurred in the ordinary course of business since December 31, 2002.

5.10         Absence of Certain Changes or Events  Since December 31, 2002, except as contemplated by this Agreement or as set forth on the attached Developments Schedule, the Company and its Subsidiaries have conducted their businesses only in the ordinary course.  Since December 31, 2002, there has not been (i) any Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company (other than intercompany transactions) or any redemption, purchase or other acquisition of any capital stock of the Company, (iii) any sale of the Company’s and its Subsidiaries’ material tangible assets, except in the ordinary course of business, (iv) any material damage, destruction or casualty loss to the Company’s and its Subsidiaries’ tangible assets, (v) any recall actions with respect to any products manufactured or sold by the Company or any of its Subsidiaries, (vi) other than as set forth in Section 5.04 hereof and pursuant to the plans, programs or arrangements referred to in Section 5.12 hereof, or in the ordinary course of business, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other material increase in the compensation payable or to become payable to any officers or key employees of the Company or any of its Subsidiaries, to the extent any individual item is greater than $250,000 or (vii) any change of the Company or any Subsidiary in accounting or Tax reporting principles, methods or policies, any settlement or compromise of a Tax claim, action, suit, litigation proceeding, arbitration, investigation, audit or controversy or surrender of a right to claim a refund of Taxes, or (x) any action, claim, proceeding, suit or arbitration (public or private) instituted by the Company or any Subsidiary.  Since June 30, 2003, there has not been (i) any change in the Company’s management of working capital outside the ordinary course, consistent with past practice, (ii) licensing of any of the Company’s and its Subsidiaries’ material intellectual property or (iii) other than as set forth in Section 5.04 hereof and pursuant to the plans, programs or arrangements referred to in Section 5.12 hereof, or in the ordinary course of business, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other material increase in the compensation payable or to become payable to any officers or key employees of the Company or any of its Subsidiaries.

5.11         Absence of Litigation  Except as set forth on the attached Litigation Schedule, there is no claim, action, proceeding or investigation pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, before any court, arbitrator or Governmental Entity.  Except as set forth on the attached Litigation Schedule, neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any of its Subsidiaries is subject to any order, writ, judgment, injunction, decree, determination or award (other than any order, writ, judgment, injunction, device, determination or award not particular in its application to the Company or any Subsidiary).

5.12         Employee Benefit Plans  With respect to all the employee benefit plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries (the “Plans”), except as set forth on the attached Employee Benefits Schedule: (i) none of the Plans is a multiemployer plan within the meaning of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) none of the Plans promises or provides retiree medical or life insurance benefits to any Person, (iii) each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Plan, (iv) none of the Company, or any Subsidiary nor any party in interest or disqualified person with respect to a Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that would result in a liability in excess of $10,000, (v) neither the Company nor any of its Subsidiaries has incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Plan or other retirement plan or arrangement and (vi) the Company and its Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act.

5.13         Trademarks, Patents and Copyrights  The attached Intellectual Property Schedule lists the patents, trademarks, copyrights, and domain names for which the Company or its Subsidiaries own registrations or applications to register (“Company Intellectual Property”).  Except as set forth on the Intellectual Property Schedule, the Company is the sole and exclusive owner of all right, title and interest in the Company Intellectual Property and is unaware of any assertion or claim challenging the validity of any entry on the Intellectual Property Schedule.  The Company is the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, as the case may be, all other intellectual property used, sold or licensed by the Company in the business as presently conducted.  To the Company’s knowledge, the intellectual property owned by or licensed by the Company or its Subsidiaries includes all of the intellectual property rights necessary to enable the Company to conduct the business in the manner in which such business is currently being conducted.  Except as set forth on the Intellectual Property Schedule, since January 1, 2000, the Company has not received written notice of any infringement with respect to any patent, trademark, copyright or trade secret of any third party.  To the knowledge of the Company, there is no third party that is infringing any material proprietary rights owned by the Company or any of its Subsidiaries, except as set forth on the attached Intellectual Property Schedule.

5.14         Taxes.  Except as set forth in the attached Taxes Schedule:

(a)           The Company and its Subsidiaries have timely filed, or have timely filed for extensions to file, all federal, state, local and foreign income and other material Tax Returns required to be filed by them (or any Affiliated Group of which the Company or any Subsidiary is or was a member) through the date hereof.  Such Tax Returns are and will be true, correct and complete in all material respects.  The Company and its Subsidiaries have timely paid and discharged all Taxes shown as being due on such Tax Returns, and all other material Taxes (whether or not required to be shown on any Tax Return) other than such Taxes that are being contested in good faith by appropriate proceedings and are fully reserved in the SEC Reports or the Financial Statements.  Neither the Internal Revenue Service nor any other taxing authority or agency, domestic or foreign, is now asserting or threatening to assert in writing against the Company or any of its Subsidiaries any material deficiency or material claim for additional Taxes and all deficiencies asserted as a result of any examinations by any taxing authority of the Tax Returns of the Company or any Subsidiary have been fully paid.  There are no audits or investigations of the Company or any Subsidiary by any taxing authority in progress.  The Company and its Subsidiaries have withheld, collected and paid over to the appropriate governmental authorities or are properly holding for such payment all Taxes required by law to be withheld or collected.

(b)           Neither the Company nor any Subsidiary is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written but excluding agreements or arrangements among the Company and its Subsidiaries) pursuant to which it will have any obligation to make any payments after the Closing.

(c)           There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Buyer or its Affiliates by reason of Code Section 280G.

(d)           There are no liens other than Permitted Liens as a result of any unpaid Taxes upon any of the assets of the Company or any Subsidiary.

(e)           Except for any group of which the Company is the common parent, none of the Company or any of its Subsidiaries is or was a member of an Affiliated Group or has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any analogous or similar provision of law, as a transferee or successor, by contract, or otherwise.

(f)            None of the Company or any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Code Section 355(a)(1)(A)) in a distribution of stock qualifying for tax-free treatment under Code Section 355 (i) in the two (2) years prior to the date hereof or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) in conjunction with the transactions contemplated by this Agreement.

(g)           None of the Company or its Subsidiaries has any “excess loss account” in respect of the stock of any Subsidiary pursuant to Treasury Regulation Section 1.1502-19 or any analogous or similar provision of law.

5.15         Contracts and Commitments

(a)           Except as set forth on the attached Contracts Schedule, neither the Company nor any of its Subsidiaries is a party to any written:

(i)            contract involving payments of more than $500,000 per year and relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets, other than Permitted Liens;

(ii)           contract for joint ventures;

(iii)          contract providing for severance, retention, change of control or other similar payments involving payments in excess of $100,000;

(iv)          license or royalty agreement involving expected payments of more than $500,000 in any 12 months covered by such license or agreement;

(v)           contract that, to the knowledge of the Company, would impose any restrictions upon the ability of the Company and its Subsidiaries from freely engaging in their businesses anywhere in the world;

(vi)          guaranty of any obligation of any Person (other than the Company or its Subsidiaries);

(vii)         contract relating to the supply, manufacturing, distribution, marketing, advertising or promotion of products or services (whether by the Company or its Subsidiaries or for the Company or its Subsidiaries) involving in any such case payments of more than $3,000,000 per year (other than sales or purchases made pursuant to purchase orders in the ordinary course of business);

(viii)        contract relating to the pending acquisition or sale of a business having a fair market value in excess of $1,000,000;

(ix)           consulting agreement providing for payments thereunder in excess of $250,000 in the aggregate; or

(x)            contract under which a Person (other than the Company or any Subsidiary) is advanced or loaned an amount exceeding $300,000; or

(xi)           contract which is a “material contract” as that term is defined in Item 601(b)(10) of Regulation S-K of the SEC.

(b)           Neither the Company nor any of its Subsidiaries is in material violation of or in material default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any contract required to be disclosed on the attached Contracts Schedule, except as set forth on the attached Contracts Schedule.

(c)           The Company has made available to Buyer true and correct copies of all contracts listed on the attached Contracts Schedule.

5.16         Property

(a)           The attached Owned Real Property Schedule sets forth all of the real property owned in fee simple by the Company or any of its Subsidiaries (the “Owned Real Property”).  Each of the Company and its Subsidiaries owns fee title to each parcel of real property owned by it free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, charges and other encumbrances of any nature whatsoever, except for Permitted Liens.  Such real property includes all real property, easements, rights of way, and other real property interests appurtenant to the real property (when taken together with the leases described in Section 5.16(b) hereof) necessary to conduct the business and operations of the Company as presently conducted.

(b)           The real property demised by the leases described on the attached Leased Real Property Schedule (the “Leased Real Property”) constitutes all of the real property leased by the Company and its Subsidiaries.  Except as set forth on the attached Leased Real Property Schedule, the Leased Real Property leases are in full force and effect, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights laws or general principles of equity.  The Company has delivered or made available to Buyer complete and accurate copies of each of the leases described on the Leased Real Property Schedule, and none of the leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Buyer.  Neither the Company nor any Subsidiary has received written notice that it is in default in any material respect under any Leased Real Property.

(c)           With respect to the tangible properties and assets of the Company and its Subsidiaries (excluding real property), the Company and its Subsidiaries have good and marketable title to, or hold pursuant to valid and enforceable leases free and clear of any liens other than Permitted Liens, all such properties and assets necessary to the conduct of the businesses of the Company and its Subsidiaries.

5.17         Environmental Matters  Except as set forth on the attached Environmental Matters Schedule:

(a)           The Company and its Subsidiaries are and have been in compliance with all Environmental Requirements and, to the knowledge of the Company and its Subsidiaries, no facts, circumstances, or conditions exist that could reasonably be expected to result in any noncompliance or liability under Environmental Requirements, except for such noncompliance as would not have a Material Adverse Effect.

(b)           The Company and its Subsidiaries have obtained all permits, licenses and other authorizations required under Environmental Requirements, and are and have been in compliance with such permits, licenses and authorizations, except where the failure to obtain or comply would not have a Material Adverse Effect.

(c)           Neither the Company nor any Subsidiary has, within the past five years, received any written notice of violation, notice of any liability, or to the knowledge of the Company or any Subsidiary, is the subject of any investigation or inquiry arising under Environmental Requirements, including any investigatory, remedial or corrective obligation, relating to the Company, its Subsidiaries or their facilities, the subject of which is unresolved, and which would have a Material Adverse Effect.

(d)           As of the Closing, no environmental lien in favor of any governmental authority for Environmental Requirements has attached to any real property owned or operated by the Company or its Subsidiaries.  This Section 5.17 constitutes the sole and exclusive representations and warranties of the Company with respect to any environmental, health or safety matters, including without limitation any arising under Environmental Requirements.

5.18         Affiliated Transactions  Except as set forth on the Affiliated Transaction Schedule, to the Company’s knowledge, none of the Stockholders, their directors, officers and shareholders or the Company, its directors, officers or stockholders and its Subsidiaries’ directors and officers owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer or landlord of the Company or any of its Subsidiaries.

5.19         Permits  Except as set forth on the attached Permits Schedule, the Company and its Subsidiaries hold all material permits, licenses, certificates, accreditations or other authorizations or consents of a Governmental Entity (“Permits”) required for the conduct of the businesses of the Company and its Subsidiaries (including the operation of the Company’s and its Subsidiaries’ real property and tangible assets).  None of the Company or any Subsidiary is in material default or material violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation in any material respect of any term, condition or provision of any Permit to which it is a party, to which its business is subject or by which any of its properties or assets are bound.

5.20         Insurance  The attached Insurance Schedule contains a list of each material insurance policy maintained with respect to the businesses of the Company and its Subsidiaries,

including self-insurance programs setting forth, in respect of each policy, the policy name, policy number, carrier, type, amount of coverage and annual premium.  Except as set forth on the attached Insurance Schedule, neither the Company nor any of its Subsidiaries is in default with respect to its obligations under any material insurance policy maintained by them.  Neither the Company nor any of its Subsidiaries has received written notice of termination, cancellation or non-renewal of any such insurance policies from any of its insurance brokers or carriers.  All appropriate insurers under such insurance policies have been notified of all potentially insurable losses and pending litigation and legal matters, to the extent known by the Company, and no such insurer has informed the Company in writing or any of its Subsidiaries of any denial of coverage or reservation of rights thereto.

5.21         Brokers  Except as described on the Transaction Expenses Schedule, no Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

5.22         Customers and Suppliers  None of the Company’s and its Subsidiaries’ top ten (10) customers and suppliers (determined by the amount of total purchases or sales, as applicable) has threatened in writing any modification to, change in, or termination of, the business relationship with the Company or its Subsidiaries.

5.23         Banks  The Bank Schedule contains a complete and correct list of the names and locations of all banks in which Company or any Subsidiary has accounts or safe deposit boxes and the names of all Persons authorized to draw thereon or to have access thereto.  Except as set forth on the Bank Schedule, no person holds a power of attorney to act on behalf of the Company or any Subsidiary.

5.24         Labor

(a)           Except as set forth on the Labor Schedule, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement.  The Company has delivered or otherwise made available to Buyer true, correct and complete copies of the labor or collective bargaining agreements listed on the Labor Schedule, together with all amendments, modifications or supplements thereto.

(b)           Except as set forth on the Labor Schedule, no Employees are represented for purposes of collective bargaining by any labor organization.  No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for union recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal.  To the Company’s knowledge, there is no union organizing activity involving the Company or any of its Subsidiaries pending or threatened by any labor organization or group of employees of the Company or any of its Subsidiaries.

(c)           There are no (i) strikes, work stoppages, slowdowns, lockouts or pending arbitrations or (ii) material grievances or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries.  There are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub jointly and severally represent and warrant to the Stockholders and the Company that:

6.01         Organization and Power  Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

6.02         Authorization; Valid and Binding Agreement  The execution, delivery and performance of this Agreement by each of Buyer and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action (including all corporate action), and no other proceedings (including corporate proceedings) on the part of Buyer or Merger Sub is necessary to authorize the execution, delivery or performance of this Agreement.  This Agreement has been duly executed and delivered by each of Buyer and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of each of Buyer and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

6.03         No Breach  Neither Buyer nor Merger Sub is subject to or obligated under its respective certificate of incorporation, bylaws, or equivalent organizational documents, any applicable law, or rule or regulation of any governmental authority, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by Buyer’s or Merger Sub’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

6.04         Governmental Consents, etc.  Except for the applicable requirements of the HSR Act, neither Buyer nor Merger Sub is required to submit any notice, report or other filing with any governmental authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby.  No consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by Buyer or Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.  Neither Buyer nor Merger Sub is subject to any outstanding judgment, order or decree of any court or governmental body.

6.05         Litigation  There are no actions, suits or proceedings pending or, to Buyer’s knowledge, threatened against or affecting Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.

6.06         Brokerage  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer for which the Stockholders or the Company could become liable or obligated.

6.07         Investment Representation  Buyer is purchasing the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws.  Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.  Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares.  Buyer acknowledges that the Shares have not been registered under the Securities Act or the Exchange Act or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act or the Exchange Act and any applicable state or foreign securities laws.

6.08         Financing  Attached as Exhibit D are a complete and correct copy of (a) a commitment letter, dated as of October 10, 2003, from Banc of America Securities LLC, Banc of America Bridge LLC and Bank of America, N.A. (the “Bank Commitment Letter”) and (b) the equity commitment letter from an Affiliate of Buyer (the “Equity Commitment Letter”), which together will provide the Buyer with all funds necessary to consummate the transactions contemplated hereby (including the repayment of Closing Indebtedness pursuant to Section 2.04(b) and to pay all of its related fees and expenses and the Transaction Expenses).  Buyer has no reason to believe that such commitments shall not be funded.

ARTICLE VII

PRE-CLOSING COVENANTS

7.01         Conduct of the Business

(a)           Except as provided on the attached Business Conduct Schedule, from the date hereof until the Closing Date, the Company shall use its commercially reasonable efforts to carry on its and its Subsidiaries’ businesses in all material respects in the ordinary course of business and substantially in the same manner as previously conducted, unless Buyer shall have consented in writing (which consent will not be unreasonably withheld or delayed).

(b)           From the date hereof until the Closing Date, except as otherwise provided for by this Agreement, the Business Conduct Schedule, the Company shall not, and shall not permit any Subsidiary to, (i) issue, sell or redeem any shares of its or any Subsidiary’s capital stock, (ii) issue, sell or redeem any securities convertible into, or options with respect to, warrants to purchase, or rights to subscribe for, any shares of its or any Subsidiary’s capital stock, (iii) effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization, (iv) amend its or any Subsidiary’s certificate or articles of incorporation or bylaws (v) manage the Company’s working capital other than in the ordinary course of business consistent with the past practice; provided however, that if the Closing Date occurs within three weeks prior to the end of one of the Company’s fiscal quarters, the Company shall in no event delay payment of accounts payable beyond the payment schedule otherwise in effect for such quarter, (vi) become legally committed to any new capital expenditures requiring expenditures following the Closing Date in excess of $2,500,000 in the aggregate, except for any expenditures pursuant to projects for which work has already been commenced or committed or is otherwise contemplated in the capital expenditure budget, (vii) loan or advance any funds to any Person such that the amount of principal of loan advances owed by such Person shall be in excess of $100,000, (viii) except as required by law or any collective bargaining agreement or as a result of any change or modification to a Plan not expressly related to the Company or any Subsidiary, grant any material salary or wage increases, or modify or amend any Plan in any manner that materially increases the amount of the liability attributable to the Company or any Subsidiary in respect of such Plan, (ix) enter into any written employment agreement with any of its or any Subsidiary’s employees or grant any extraordinary bonus, benefit or other direct or indirect compensation to any employee or materially increase any severance obligation, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation or other benefit plan to or for any of the directors, officers or employees, (x) change its period or methods of accounting (including, without limitation, not causing any material write-off or reduction in the carrying value of any assets), except as required by GAAP, (xi) make or revoke any election concerning Taxes or Tax Returns, change its Tax reporting principles, methods or policies, (xii) acquire any material properties or assets or sell, assign, license, transfer, convey or lease or otherwise dispose of any material properties or assets of the Company or any Subsidiary except in the ordinary course of business, (xiii) enter into any transaction with any Affiliate of the Company, its Subsidiaries or any Stockholder (other than with respect to transactions among the Company and its Subsidiaries) or (xiv) authorize or enter into an agreement in furtherance of any of the foregoing.

7.02         Access to Books and Records

(a)           From the date hereof until the Closing Date, the Company shall provide Buyer and its authorized representatives including its accountants, legal advisors and financing sources (the “Buyer’s Representatives”) with full access at all reasonable times and upon reasonable notice, to the offices, properties, personnel, operations, books and records of the Company and its Subsidiaries in order for Buyer to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and its Subsidiaries (except that neither Buyer nor the Buyer’s Representatives shall conduct environmental sampling or testing of the sort commonly referred to as a Phase II Environmental Investigation), and to make extracts and copies of such books and records.  Buyer acknowledges that it remains bound by the Confidentiality Agreement, dated August 11, 2003, with the Company (the “Confidentiality Agreement”).

(b)           Notwithstanding anything to the contrary set forth herein or in any other agreement (including the Confidentiality Agreement) to which the parties hereto are parties or by which they are bound, commencing on the Release Date, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by this Agreement, shall not apply to the tax structure or tax treatment of such transactions, and each party hereto (and any employee, representative or agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the tax structure and tax treatment of such transactions commencing on the Release Date; provided, however, that such disclosure shall not include the name (or other identifying information not relevant to the tax structure or tax treatment) of any Person and shall not include information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.  For purposes of this Agreement, “Release Date” means the date that is the earlier of (i) the date of the public announcement of discussions relating to the transactions contemplated by this Agreement, (ii) the date of the public announcement of such transactions or (iii) the date hereof.

7.03         Regulatory Filings Conditions

Buyer and the Company shall (i) make all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act and other antitrust laws applicable to the transactions contemplated hereby as promptly as practicable and, in any event, within fifteen (15) Business Days after the date of this Agreement in the case of all filings required under the HSR Act and within four (4) weeks in the case of all other filings required by other antitrust laws, (ii) comply at the earliest practicable date with any request under the HSR Act or other antitrust laws for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries from the Federal Trade Commission (the “FTC”), or any other Governmental Entity in respect of such filings or such  transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, or other Governmental Entity under any antitrust laws with respect to any such filing or any such transaction.  Each such party shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement.  Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any such filings or any such transaction.

7.04         Conditions  The Company shall use commercially reasonable efforts to cause the conditions set forth in Section 3.01 to be satisfied and to consummate the transactions contemplated herein.

7.05         Exclusive Dealing  During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 9.01 hereof, M-Foods

Investors, LLC shall not withdraw its approval of the Merger and no Stockholder shall take or permit any other Person on its behalf to take, and the Company shall not take, and shall cause its Subsidiaries not to take, any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than Buyer and Buyer’s Representatives) concerning any purchase of the Shares, any merger or recapitalization involving the Company, any sale of all or substantially all of the assets of the Company and its Subsidiaries or similar transaction involving the Company (other than assets sold in the ordinary course of business).  The Stockholders shall, and shall cause the Company and its Subsidiaries and their officers, directors, agents and representatives shall terminate any and all negotiations or discussions with any third party regarding any proposal concerning any purchase of the Shares, any merger or recapitalization any sale of all or substantially all the assets of the Company and its Subsidiaries or other similar transaction.  The Company and any Subsidiary of the Company shall immediately notify the Buyer, in writing, of the receipt of any oral or written proposal or offer from any person to effect any transaction prohibited by this Agreement.

7.06         Non-Solicitation  For a period from the date hereof to the third (3rd) anniversary of the Closing Date, the Stockholders shall not and shall cause their Affiliates not to cause, solicit, induce or encourage any of the employees of the Company and its Subsidiaries listed on Schedule 7.06 attached hereto to leave such employment or hire, employ or otherwise engage such individual.

7.07         Tender Offer

(a)           Not less than ten (10) days after the execution and delivery of this Agreement, the Buyer and Merger Sub shall commence a tender offer (the “Tender Offer”) pursuant to Rule 13e of the Exchange Act for the Subordinated Notes of the Company.  The Company shall use commercially reasonable efforts to assist Buyer and Merger Sub in connection with the preparation of all filings, mailings or other submissions to be made in connection with the Tender Offer.  The Company, Buyer and Merger Sub shall mutually agree upon the terms, conditions and structure of the Tender Offer (which shall also include the elimination of substantially all negative covenants in the Subordinated Notes) provided that each party agrees not to unreasonably withhold its consent to such terms (including price), conditions and structures that are advised by the investment banking firm managing such tender to be customary for tenders of this type (as market conditions exist as of the date of this Agreement); provided that notwithstanding the foregoing, consent to terms, conditions and structures which are no less favorable to the holders of the Subordinated Notes than those recommended by such investment banking firm, cannot be withheld by a party, if the other party agrees to otherwise bear the cost of such term, condition or structure.  The Tender Offer shall not be consummated nor shall any amounts be payable to the holders of the Subordinated Notes in the event this Agreement is terminated pursuant to Section 9.01.  Except as otherwise provided herein, all premiums and interest accruals related to the Tender Offer, and all costs, fees and expenses incurred in connection with the Tender Offer or payments made in connection therewith, including payments made to the investment banking firm managing such tender, and legal and accounting fees and expenses incurred in connection therewith, shall be paid by the Company.

(b)           If at any time prior to the Closing any information relating to the Company or any Subsidiary, or any of its Affiliates, officers, directors or employees should be discovered by Buyer, Merger Sub, the Company or any Subsidiary of a type which should be set forth in an amendment or supplement to the documents filed or mailed in respect of the Tender Offer so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall promptly be prepared by Buyer and Merger Sub, and, if required, filed with the SEC and/or disseminated to the holders of the Subordinated Notes.

7.08         Notice of Developments  After the delivery of updated schedules pursuant to Section 7.09, upon gaining knowledge of any development causing a material breach of any of the representations and warranties contained in Article IV or V above, the Company shall promptly, and in any event within five (5) days thereof, notify Buyer of any such development.  If Buyer shall choose not to terminate the Agreement pursuant to Section 9.01(b), the Company shall amend the disclosure schedules and such information shall be deemed disclosed as of the date of the Agreement.

7.09         Updated Disclosure  On or before October 17, 2003, Company shall deliver to Buyer updated schedules to this Agreement.

7.10         Section 280G  The Company shall distribute all necessary disclosure documents and will seek to obtain the waivers and consents under Section 280G(b)(5)(A)(ii) of the Code.

ARTICLE VIII

COVENANTS OF BUYER AND MERGER SUB

8.01         Access to Books and Records  From and after the Closing, Buyer and Merger Sub shall, and shall cause the Company and its Subsidiaries to, provide the Stockholder Representative, the Stockholders and their authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours and upon reasonable advance written notice, to the books and records of the Company and its Subsidiaries with respect to periods prior to the Closing Date in connection with any matter relating to or arising out of this Agreement or any audit, investigation or proceeding before any tax authority.  Unless otherwise consented to in writing by the Stockholder Representative, Buyer and Merger Sub shall not permit the Company or its Subsidiaries, for a period of five years following the Closing Date, to destroy, alter or otherwise dispose of any books and records of the Company, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior written notice to the Stockholder Representative and offering to surrender to the Stockholder Representative (on behalf of the Stockholders) such books and records or such portions thereof.

8.02         Director and Officer Liability and Indemnification

(a)           For a period of six years after the Closing, Buyer and Surviving Corporation shall not, and shall not permit the Company or any of its Subsidiaries to amend, repeal or modify any provision in the Company’s or any of its Subsidiaries’ certificate or articles of incorporation or bylaws relating to the exculpation or indemnification of any officers and directors in any way that diminishes or adversely affects the indemnification or exculpations provided therein (unless required by law), it being the intent of the parties that the officers and directors of the Company and its Subsidiaries shall continue to be entitled to such exculpation and indemnification to the full extent under the Delaware General Corporation Law.

(b)           For a period of six years after the Closing, Buyer and Surviving Corporation shall, or shall cause the Company and its Subsidiaries to, maintain director and officer liability insurance which insurance shall provide coverage for the individuals who were officers and directors of the Company and its Subsidiaries prior to the Closing comparable to the policy or policies maintained by the Company or its Subsidiaries immediately prior to the Closing for the benefit of such individuals; provided that Buyer and Surviving Corporation shall not be required to maintain any policy with annual premiums exceeding 200% of the premiums paid by the Company or its Subsidiaries immediately prior to the Closing.

8.03         Conditions

(a)           Buyer and Merger Sub shall use commercially reasonable efforts to cause the conditions set forth in Section 3.02 to be satisfied and to consummate the transactions contemplated herein.

(b)           With respect to the condition set forth in Section 3.01(e), Buyer and Merger Sub shall use its commercially reasonable efforts to (i) obtain the financing contemplated by the Bank Commitment Letter (including any changes thereto contemplated by the Fee Letter) and (ii) if the Bank Commitment Letter is terminated or the lenders refuse to fund the loans contemplated thereunder, arrange for alternative financing if such alternative financing can be obtained on terms substantially comparable to those set forth in the Bank Commitment Letter.

8.04         Bank Commitment Letters  Buyer and Merger Sub shall promptly notify the Stockholder Representative of any proposal by any lender named in the Bank Commitment Letter to withdraw, terminate or make a material change in the terms of (including the amount of financing contemplated by), the Bank Commitment Letter that would materially affect the Buyer and Merger Sub’s ability to consummate the transaction contemplated hereby.  In addition, upon the request of the Stockholder Representative, Buyer and Merger Sub shall advise and update the Stockholder Representative, with respect to the status, proposed closing date and material terms of the proposed financing.  Buyer and Merger Sub shall not consent to any amendment, modification or early termination of the Bank Commitment Letter that would materially affect the Buyer and Merger Sub’s ability to consummate the transaction contemplated hereby.  Buyer and Merger Sub shall, and shall cause its Affiliates to, use commercially reasonable efforts to maintain the effectiveness of the Bank Commitment Letter.

8.05         Employee Benefits  Buyer and Surviving Corporation shall provide employees of the Company and its Subsidiaries as of the Closing Date with benefits, benefit plans and programs (other than stock option, incentive or other equity programs) at least equivalent as in effect immediately prior to the Closing Date for a period of at least 12 months following the Closing Date; provided that nothing contained herein shall change the status of any at-will employee or prevent Buyer and Surviving Corporation from taking any action it deems necessary with respect to the employees of the Company including reductions in force or changes in duties of any employee.

8.06         Subsequent Merger  Immediately after the Effective Time, and on the same day as the Merger is consummated, the Buyer shall take any and all corporate action, including the execution of appropriate shareholder resolutions, certificates of merger and any other certificate or instrument required, to cause the Surviving Corporation to merge with and into Michael Foods, Inc., with the Surviving Corporation being the surviving entity in connection with such merger.

ARTICLE IX

TERMINATION

9.01         Termination  This Agreement may be terminated at any time prior to the Effective Time:

(a)           by the mutual written consent of Buyer, Merger Sub and the Company;

(b)           by Buyer and Merger Sub, if there has been a material violation or breach by the Company of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer and Merger Sub at the Closing and such violation or breach has not been waived by Buyer and Merger Sub or, in the case of a covenant breach, cured by the Company within ten days after written notice thereof from Buyer and Merger Sub;

(c)           by the Company, if there has been a material violation or breach by Buyer and Merger Sub of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Company at the Closing and such violation or breach has not been waived by the Company or, in the case of a covenant breach, cured by Buyer and Merger Sub within ten days after written notice thereof by the Stockholder Representative; provided that the failure of Buyer and Merger Sub to deliver the consideration pursuant to Section 2.02 and Section 2.03 at the Closing as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Company;

(d)           by either Buyer, Merger Sub or the Company if the transactions contemplated hereby have not been consummated by December 20, 2003;

(e)           by Buyer and Merger Sub on October 20, 2003 if the appropriate waivers and consents under Section 280G(b)(5)(A)(ii) of the Code with respect to the transactions contemplated by this Agreement shall not have been obtained and delivered to Buyer on or before October 17, 2003 (if Buyer and Merger Sub do not provide the Company with a termination notice on October 20, 2003, Buyer and Merger Sub shall be deemed to have waived their right to terminate this Agreement pursuant to this Section 9.01(e)); or

(f)            by Buyer and Merger Sub within 24 hours after delivery by the Company pursuant to Section 7.09 of updated schedules to this Agreement (accompanied by written advice from the Company that such schedules are the final updated schedules to be delivered pursuant to such section) if such updated schedules to this Agreement contain information which is not contained in the schedules delivered as of the date of this Agreement and which additional information is material and adverse to the Company and its Subsidiaries (if Buyer and Merger Sub do not provide the Company with a termination notice within such 24-hour period, Buyer and Merger Sub shall be deemed to have waived their right to terminate this Agreement pursuant to this Section 9.01(f)).

9.02         Effect of Termination  In the event of termination of this Agreement by either Buyer, Merger Sub or the Company as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 9.02, Article XIII and the Confidentiality Agreement each of which shall survive the termination of this Agreement), and there shall be no liability on the part of any of Buyer, Merger Sub or the Company to one another, except for any breaches of the covenants or agreements of this Agreement or any knowing or willful breaches of the representations or warranties contained in Articles IV, V and VI of this Agreement at or prior to the time of such termination.

ARTICLE X

STOCKHOLDER REPRESENTATIVE

10.01       Designation  The Stockholder Representative is hereby designated by each of the Stockholders to serve as the representative of the Stockholders with respect to the matters expressly set forth in this Agreement to be performed by the Stockholder Representative.

10.02       Authority  Each of the Stockholders, by the execution of this Agreement, hereby irrevocably appoints the Stockholder Representative as the agent, proxy and attorney-in-fact for such Stockholder for all purposes of this Agreement (including the full power and authority on such Stockholder’s behalf (i) to consummate the transactions contemplated herein; (ii) to pay such Stockholder’s expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date hereof); (iii) to disburse any funds received hereunder to such Stockholder and each other Stockholder; (iv) to endorse and deliver any certificates or instruments representing the Shares and execute such further instruments of assignment as Buyer and Merger Sub shall reasonably request; (v) to execute and deliver on behalf of such Stockholder any amendment or waiver hereto; (vi) to take all other actions to be taken by or on behalf of such Stockholder in connection herewith; and (vii) to do each and every act and exercise any and all rights which such Stockholder or the Stockholders collectively are permitted or required to do or exercise under this Agreement).  Each of the Stockholders agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Stockholder Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Stockholder.  All decisions and actions by the Stockholder Representative (to the extent authorized by this Agreement) shall be binding upon all of the Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

10.03       Authority; Indemnification  Each Stockholder agrees that Buyer, Merger Sub and Surviving Corporation shall be entitled to rely on any action taken by the Stockholder Representative, on behalf of such Stockholder, pursuant to Section 10.02 above (an “Authorized

Action”), and that each Authorized Action shall be binding on each Stockholder as fully as if such Stockholder had taken such Authorized Action.  Buyer and Merger Sub agree that the Stockholder Representative, as the Stockholder Representative, shall have no liability to Buyer and Merger Sub for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or willful misconduct.  Each Stockholder hereby severally, for itself only and not jointly and severally, agrees to indemnify and hold harmless the Stockholder Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Stockholder Representative in connection with any action, suit or proceeding to which the Stockholder Representative is made a party by reason of the fact it is or was acting as the Stockholder Representative pursuant to the terms of this Agreement.

10.04       Exculpation  The Stockholder Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Stockholder, except in respect of amounts received on behalf of such Stockholder.  The Stockholder Representative shall not be liable to any Stockholder for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Stockholder Representative shall not be relieved of any liability imposed by law for willful misconduct.  The Stockholder Representative shall not be liable to the Stockholders for any apportionment or distribution of payments made by the Stockholder Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Stockholder to whom payment was due, but not made, shall be to recover from other Stockholders any payment in excess of the amount to which they are determined to have been entitled.  The Stockholder Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.  Neither the Stockholder Representative nor any agent employed by it shall incur any liability to any Stockholder by virtue of the failure or refusal of the Stockholder Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or bad faith.

ARTICLE XI

ADDITIONAL COVENANTS AND AGREEMENTS

11.01       Survival

(a)           None of the representations, warranties, agreements and covenants set forth in this Agreement and in any certificates delivered at the Closing in connection with this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby, and Buyer and Merger Sub shall have no post-Closing remedy for breaches of the representations, warranties, agreements and covenants set forth in this Agreement or in any certificates delivered at the Closing; provided that notwithstanding the foregoing, the agreements and covenants set forth in Articles I, II, XI and XIII hereof, Sections 7.02(b), 8.01, 8.02 and 8.05 hereof and the Confidentiality Agreement shall survive.

(b)           The Stockholders shall, on a pro rata basis (based on such Stockholder’s percentage share of the aggregate consideration paid to all the Stockholders by Buyer and Merger Sub), indemnify and hold the Buyer and Surviving Corporation harmless from any loss relating to the breach of the representations and warranties set forth in Sections 2.2 and 2.5 of the Dairy Agreement.

11.02       Disclosure Generally  All schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein.  All references to this Agreement herein or in any of the schedules shall be deemed to refer to this entire Agreement, including all schedules; provided, however, that information furnished in any particular schedule shall not be deemed to be included in another schedule unless such information can reasonably be interpreted as having application to such other schedule.

11.03       Acknowledgment by Buyer and Merger Sub  Buyer and Merger Sub each acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, operations, assets, liabilities, properties of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer and Merger Sub have relied on the results of their own independent investigation and verification and the representations and warranties of the Company expressly and specifically set forth in this Agreement, including the schedules (and updated schedules).  SUCH REPRESENTATIONS AND WARRANTIES BY THE COMPANY AND THE STOCKHOLDERS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS TO BUYER AND MERGER SUB IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF BUYER AND MERGER SUB UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND THE STOCKHOLDERS.

11.04       Transfer Taxes  Stockholders and Buyer will split equally any real property transfer or gains Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the Company and its Subsidiaries or one or more Stockholders as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes.  For the avoidance of doubt, Buyer will pay, and will indemnify and hold Stockholders harmless against, any mortgage Taxes imposed in connection with the Buyer’s financing in connection with this Agreement.  Buyer agrees to cooperate with the Stockholders in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such returns.

11.05       Further Assurances  From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

ARTICLE XII

DEFINITIONS

12.01       Definitions  For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.  For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Aggregate Preferred Value” means the sum of the aggregate amount payable to the holders of Preferred Stock pursuant to Section 2.02(a) herein.

“Cash on Hand” means, with respect to the Company and its Subsidiaries, all cash and cash equivalents, as of the close of business on the day immediately preceding the Closing Date, determined in accordance with GAAP.  For avoidance of doubt, Cash on Hand shall (1) be calculated net of issued but uncleared checks and drafts and (2) include checks and drafts deposited for the account of the Company and its Subsidiaries.

“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Debt Prepayment Tax Benefit” means 38.5% of the sum of (i) the aggregate amount paid in respect of the Subordinated Notes that is in excess of the sum of (x) the principal amount of the 11¾% Senior Subordinated Notes (the “Subordinated Notes”) issued under the Indenture among Michael Foods Acquisition Corp. and BNY Midwest Trust Company, as trustee, dated March 27, 2001 (as amended and supplemented), plus (y) accrued interest thereon as of the Closing Date and (ii) the aggregate amount of breakage fees payable by the Company and its Subsidiaries under the interest rate swap contracts identified on the Authorization Schedule.

“Deferred Comp Amount” means all obligations of the Company arising as a result of the consummation of the transactions set forth herein under the deferred compensation arrangements provided in the (i) employment agreements, each dated April 10, 2001, of each of Gregg A. Ostrander, John D. Reedy, Bill L. Goucher and James D. Clarkson and (ii) severance and deferred compensation agreements, each dated April 10, 2001, of each of James Mohr, Bradley Cook, Max R. Hoffmann and Harold D. Sprinkle.

“Dividend Value” means, with respect to each share of Preferred Stock, an amount equal to the accrued and unpaid dividends thereon (in accordance with the terms of the Certificate of Incorporation).  The Dividend Value is based on a dividend rate of 8% per annum, compounded quarterly.

“Environmental Requirements” means all federal, state, local and foreign statutes, regulations, and ordinances enacted and in effect on or prior to the Closing Date, and any requirement, administrative order, or consent agreement entered into or imposed by a government agency or any private agreement entered into by the Company or its Subsidiaries concerning pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, disclosing, reporting, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, including petroleum, and including, without limitation, the New Jersey Industrial Site Recovery Act, the Connecticut Transfer Act, and the Indiana Responsible Property Transfer Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Indebtedness” of any Person means, without duplication, to the extent not set forth on the Transaction Expenses Schedule (i) the principal, accrued interest, premium or penalties (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business); (iii) all obligations of such Person under leases required to be capitalized in accordance GAAP; (iv) all obligations of such Person under interest rate protection agreements or hedging contracts; (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise (including, without limitation, any industrial revenue bonds), including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any lien on any property or asset of such Person (whether or not such obligation is assumed by such Person) in each case as set forth on the Indebtedness Schedule and including any and all accrued interest, prepayment premiums or penalties related thereto.  Indebtedness which will be discharged at Closing is identified on the Indebtedness Schedule as “Closing Indebtedness” (the “Closing Indebtedness”), and Indebtedness which will be retained by the Company after the Closing is identified on the Indebtedness Schedule as “Retained Indebtedness” (the “Retained Indebtedness”).

“Liquidation Value” means $1,000 with respect to each share of Preferred Stock.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with any other change, effect, event, occurrence, state of facts or development, is materially adverse to the business, assets, properties or financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement or pendency of the transactions contemplated by this Agreement; (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industry (other than as a result of any change in law or regulation) in which the Company and its Subsidiaries participates, the U.S. economy as a whole or the capital markets in general or the markets in which the Company and its Subsidiaries operates; or (c) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement or (d) any adverse change, effect, event, occurrence; state of facts or development arising from or relating to the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America.

“Minimum Tender Amount” shall mean, if the Company shall have received affirmative tenders and acceptances of payment of at least 80% but less than 90% of the aggregate principal amount of the outstanding 11-3/4% Senior Subordinated Notes pursuant to the Tender Offer, and the Closing occurs, an amount equal to (1) $2,500, multiplied by (2) the number of basis points below 90% represented by such percentage of Subordinated Notes accepted pursuant to the Tender Offer; provided that the amount shall in no event be more than $2,500,000.

“Permitted Liens” means (i) liens securing obligations arising under the Senior Credit Agreement; (ii) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and are adequately reserved as shown in the SEC Reports or the Company’s most recent quarterly financial statements; (iii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant or which are being contested by appropriate proceedings; (iv) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Owned Real Property or Leased Real Property; provided that such regulations have not been violated; (v) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Owned Real Property or Leased Real Property which do not materially impair the occupancy or use of the Owned Real Property or Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Company’s and its Subsidiaries’ businesses; (vi) public roads and highways; (vii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (viii) liens arising in connection with sales of foreign receivables; (ix) liens on goods in transit incurred pursuant to documentary letters of credit; and (x) purchase money liens and liens securing rental payments under capital lease arrangements listed on the Permitted Liens Schedule.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Credit Agreement” means the Credit Agreement, dated as of April 10, 2001, among Michael Foods, Inc., the lenders from time to time a party thereto, Bank of America, N.A., as agent, and the other parties named therein.

“Subsidiary” means any corporation, company, partnership, organization or other entity of which the securities or other ownership interests having a majority of the ordinary voting power in electing the board of directors or other governing body are, at the time of such determination, owned by the Company or another Subsidiary.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or by being included (or required to be included) in any Tax Return relating thereto).

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Transaction Expenses” means all fees and expenses payable in connection with the transactions (including debt tender premiums, costs and fees, not included on the Indebtedness Schedule) contemplated by this Agreement (including without limitation all change of control bonuses and/or severance payments not accrued on the Company’s balance sheet and any bonuses paid to employees of the Company and its Subsidiaries) to the extent set forth on the Transaction Expenses Schedule (which schedule may be updated from time to time by the Stockholder Representative).

12.02       Cross-Reference of Other Definitions  Each capitalized term listed below is defined in the indicated Section of this Agreement:

Term	Section No.

Agreement	Preamble
Appraisal Statute	2.07
Authorized Action	10.03
Bank Commitment Letter	6.08
Blue Sky Laws	5.06(b)
Buyer	Preamble
Buyer’s Representatives	7.02(a)
Certificate of Merger	1.03
Closing	1.02
Closing Date	1.02
Closing Indebtedness	12.01
Common Share Price	2.04
Common Stock	Recitals
Company	Preamble
Company Intellectual Property	5.13
Confidentiality Agreement	7.02(a)
Dairy Purchase Agreement	3.01(g)
DGCL	1.01
Dissent Shares	2.07
Effective Time	1.03
Equity Commitment Letter	6.08
ERISA	5.12
Exchange Act	5.08(c)
Financial Statements	5.08
FTC	7.03
Governmental Entity	5.06(b)
HSR Act	5.06(b)
Leased Real Property	5.16(b)
Material Adverse Effect	12.01
Merger	Recitals
Merger Sub	Preamble
Michael Foods	5.08
Optionholders	Recitals
Options	Recitals
Owned Real Property	5.16(a)
Permits	5.19
Plans	5.12
Preferred Share Price	2.02(a)
Preferred Stock	Recitals
Release Date	7.02(b)
Retained Indebtedness	12.01
SEC	5.08(c)
SEC Reports	5.08
Shares	Recitals
Stockholders	Preamble

Stockholder Representative	Preamble
Subordinated Notes	12.01
Surviving Corporation	1.01
Tender Offer	7.07
Transfer Taxes	11.04

ARTICLE XIII

MISCELLANEOUS

13.01       Press Releases and Communications  No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing, any other announcement or communication to the employees, independent contractors, customers or suppliers of the Company and its Subsidiaries, shall be issued or made by any party hereto without the joint approval of Buyer, Merger Sub and the Stockholder Representative, unless required by law (in the reasonable opinion of counsel) in which case Buyer, Merger Sub and the Stockholder Representative shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication.  For the avoidance of doubt, the Company shall issue a press release (in accordance with this Section 13.01 as if required by law) following the execution of this Agreement.

13.02       Expenses  Except as otherwise expressly provided herein, the Stockholders, Buyer and Merger Sub shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement; provided that Buyer and Merger Sub shall pay all Transaction Expenses as provided in Section 2.04(c).

13.03       Knowledge Defined  For purposes of this Agreement, the term “the Company’s knowledge” or “knowledge of the Company” as used herein shall mean the actual personal knowledge after due inquiry, without imputation of any other Person and without independent investigation, of Gregg A. Ostrander, John D. Reedy, Bill L. Goucher, James D. Clarkson, James Mohr, Bradley Cook, Max Hoffmann, Harold D. Sprinkle, Kristen Potter and Mark Witmer.

13.04       Notices  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, one day after deposit with Federal Express or similar overnight courier service or three days after being mailed by first class mail, return receipt requested.  Notices, demands and communications to Buyer, Merger Sub, the Company, the Stockholders and the Stockholder Representative shall, unless another address is specified in writing, be sent to the addresses indicated below:

Notices to Buyer:

THL Food Products Holding Co.

c/o Thomas H. Lee Partners

75 State Street

Boston, MA 02110

Attn:       Anthony DiNovi

Kent Weldon

Todd Abbrecht

with a copy to:

Weil, Gotshal & Manges LLP

100 Federal Street

Boston, MA 02110

Attn:       James Westra, Esq.

Marilyn French, Esq.

Notices to Merger Sub:

THL Food Products Co.

c/o Thomas H. Lee Partners

75 State Street

Boston, MA 02110

Attn:       Anthony DiNovi

Kent Weldon
Todd Abbrecht

with a copy to:

Weil, Gotshal & Manges LLP

100 Federal Street

Boston, MA 02110

Attn:       James Westra, Esq.

Marilyn French, Esq.

Notices to Stockholders or to the Stockholder Representative:

M-Foods Investors, LLC

c/o Vestar Capital Partners

Seventeenth Street Plaza

1225 17th Street, Suite 1660

Denver, Colorado 80202

Attn:       J. Christopher Henderson

with a copy to:

Vestar Capital Partners

245 Park Avenue, 41st Floor

New York, New York 10167

Attn:  Jack M. Feder

and

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Attn:       Stephen L. Ritchie, P.C.

Notices to Surviving Corporation (prior to the Closing):

M-Foods Holdings, Inc.

c/o Vestar Capital Partners

Seventeenth Street Plaza

1225 17th Street, Suite 1660

Denver, Colorado 80202

Attn:       J. Christopher Henderson

with a copy to:

Vestar Capital Partners

245 Park Avenue, 41st Floor

New York, New York 10167

Attn:  Jack M. Feder

and

Kirkland & Ellis LLP

East Randolph Drive

Chicago, Illinois 60601

Attn:       Stephen L. Ritchie, P.C.

Notices to Company (following the Closing):

M-Foods Holdings, Inc.

c/o Thomas H. Lee Partners

75 State Street

Boston, MA 02110

Attn:       Anthony DiNovi

Kent Weldon
Todd Abbrecht

with a copy to:

Weil, Gotshal & Manges LLP

100 Federal Street

Boston, MA 02110

Attn:       James Westra, Esq.

Marilyn French, Esq.

13.05       Assignment  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated (a) by Buyer and Merger Sub without the prior written consent of the Stockholder Representative or (b) by a Stockholder (other than with respect to its rights and interests hereunder) without the prior written consent of Buyer and Merger Sub.

13.06       Severability  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.07       References  The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto.  All references to days or months shall be deemed references to calendar days or months, unless otherwise stated.  All references to “$” shall be deemed references to United States dollars.  Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

13.08       No Strict Construction  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

13.09       Amendment and Waiver  Any provision of this Agreement or the schedules or exhibits may be amended or waived only in a writing signed by Buyer and Merger Sub, the Company and the Stockholder Representative.  No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default, and no failure or delay to enforce, or partial enforcement of, any provision hereof shall operate as a waiver of such provision or of any other provision.

13.10       Complete Agreement  This Agreement and the documents referred to herein (including the Confidentiality Agreement and the schedules and exhibits hereto) contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

13.11       Counterparts.  This Agreement may be executed in multiple counterparts (including by means of facsimile signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

13.12       Governing Law  All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

13.13       Limitation  Notwithstanding anything set forth in this Agreement to the contrary, the terms Subsidiaries and Subsidiary shall not include M-Foods Diary, LLC, M-Foods Diary TXCT, LLC, Midwest Mix, Inc., and Kohler Mix Specialties of Connecticut, Inc. for any purpose under this Agreement.

*      *      *      *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

COMPANY:

M-FOODS HOLDINGS, INC.

By:
Name:
Its:

STOCKHOLDER REPRESENTATIVE:

M-FOODS INVESTORS, LLC

By:
Name:
Its:

STOCKHOLDERS:

M-FOODS DAIRY HOLDINGS, LLC

By:
Name:
Its:

CANADIAN INOVATECH INC.

By:
Name:
Its:

Leonard Lieberman

BUYER:

THL FOOD PRODUCTS HOLDING CO.

By:
Name:
Its:

MERGER SUB:

THL FOOD PRODUCTS CO.

By:
Name:
Its: